EXHIBIT 99.1

O'Reilly Automotive, Inc. Reports First Quarter 2012 Results

  37% increase in adjusted diluted earnings per share to $1.14
  Comparable store sales increase, excluding Leap Day, of 6.1%
  Record high operating margin of 16.2%
  70% increase in free cash flow to $339 million

SPRINGFIELD, Mo., April 25, 2012 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. (the "Company" or "O'Reilly") (Nasdaq:ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its first quarter ended March 31, 2012.

1st Quarter Financial Results

Sales for the first quarter ended March 31, 2012, increased $147 million, or 11%, to $1.53 billion from $1.38 billion for the same period one year ago. Gross profit for the first quarter increased to $762 million (or 49.8% of sales) from $670 million (or 48.4% of sales) for the same period one year ago, representing an increase of 14%. Selling, general and administrative expenses ("SG&A") for the first quarter increased to $514 million (or 33.6% of sales) from $473 million (or 34.2% of sales) for the same period one year ago, representing an increase of 9%. Operating income for the first quarter increased to $248 million (or 16.2% of sales) from $196 million (or 14.2% of sales) for the same period one year ago, representing an increase of 26%.

Net income for the first quarter ended March 31, 2012, increased $45 million, or 44%, to $147 million (or 9.6% of sales) from $102 million (or 7.4% of sales) for the same period one year ago. Diluted earnings per common share for the first quarter increased 58% to $1.14 on 129 million shares versus $0.72 for the same period one year ago on 143 million shares.

As previously announced, the Company's results for the first quarter ended March 31, 2011, included one-time charges associated with the financing transactions the Company completed in January of 2011. The one-time charges included a non-cash charge to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax), and a charge related to the termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax). The charges related to the Company's financing transactions were included in "Other income (expense)" on the Company's Condensed Consolidated Statements of Income for the first quarter ended March 31, 2011. The results discussed in the paragraph below are adjusted for these nonrecurring items for the first quarters ended March 31, 2012 and 2011, and are reconciled in the table accompanying this release.

Adjusted net income for the first quarter ended March 31, 2012, increased 25% to $147 million (or 9.6% of sales) from $118 million (or 8.6% of sales) for the same period one year ago. Adjusted diluted earnings per common share for the first quarter ended March 31, 2012, increased 37% to $1.14 from $0.83 for the same period one year ago.

Commenting on the Company's quarterly results, CEO and Co-President, Greg Henslee, stated, "We are pleased to report a very strong start to 2012, highlighted by our comparable store sales increase, excluding the extra Leap Day, of 6.1% and a 200 basis point improvement in operating margin to 16.2%, representing a record high. The improvement in operating margin was driven by a combination of solid gross margin performance and strong SG&A expense leverage. Our 37% increase in adjusted earnings per share is once again the direct result of the hard work of our over 51,000 dedicated team members. We want to thank each of you for your commitment to our ongoing success and we look forward to growing the O'Reilly brand in all of our markets during the remainder of 2012."

Share Repurchase Program

Under the Company's share repurchase program, the Company repurchased 1.8 million shares of its common stock at an average price per share of $87.01, for a total investment of $154 million during the first quarter ended March 31, 2012. Subsequent to the end of the first quarter and through the date of this release, the Company repurchased an additional 0.1 million shares of its common stock at an average price per share of $89.96, for a total investment of $5.3 million. The Company has repurchased a total of 17.7 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 through the date of this release, at an average price of $64.14, for a total investment of $1.14 billion. As of the date of this release, the Company had approximately $364 million remaining under its share repurchase program.

1st Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to team members. Comparable store sales increased 7.4% for the first quarter ended March 31, 2012, versus 5.7% for the first quarter ended March 31, 2011. Comparable store sales, adjusted for the impact of one additional day during the first quarter ended March 31, 2012, as a result of Leap Day, increased 6.1% versus 5.7% for the first quarter ended March 31, 2011.

"Our strong performance in the first quarter is the direct result of the superior service our store team members provide to both our retail and professional installer customers every day," stated Ted Wise, COO and Co-President. "A key driver of the success of our stores is the behind-the-scenes work at our distribution centers to ensure O'Reilly has industry-leading parts availability, and we would like to thank our store and DC teams for their hard work and dedication. Our stores in historic markets continue to provide exceptional customer service and perform at very high levels, and our proven dual-market strategy has gained significant traction in our western markets as our management teams concentrate on growing market share in those markets. Our national advertising campaigns have allowed us to aggressively promote the O'Reilly brand across the country and we are very pleased with the opportunities that we see for continued expansion across our existing geographic footprint as well as in new expansion markets."

2nd Quarter and Updated Full-Year 2012 Guidance

The table below outlines the Company's guidance for selected second quarter and updated full-year 2012 financial data:

	Three Months ending	Year ending
	June 30, 2012	December 31, 2012
Comparable store sales	3% to 5%	3% to 6%
Total revenue		$6.15 billion to $6.25 billion
Gross profit margin		49.4% to 49.8%
Operating margin		15.4% to 15.9%
Diluted earnings per share (1)	$1.13 to $1.17	$4.47 to $4.57
Capital expenditures		$315 million to $345 million
Free cash flow (2)		$700 million to $750 million

(1) Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2) Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted operating income, adjusted net income, adjusted diluted earnings per common share, free cash flow, and rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, share-based compensation and rent ("EBITDAR"). The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of the former CSK officer clawback, the non-cash charge to write off the balance of debt issuance costs, the charge related to the termination of interest rate swap agreements, the nonrecurring, non-operating gain related to the settlement of a note receivable acquired in the acquisition of CSK, the charges related to the legacy CSK DOJ investigation, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the tables accompanying this release.

Earnings Conference Call Information

The Company will host a conference call on Thursday, April 26, 2012, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's website at www.oreillyauto.com by clicking on "Investor Relations" and then "News Room". Interested analysts are invited to join the call. The dial-in number for the call is (706) 679-5789; the conference call identification number is 62925089. A replay of the call will be available on the Company's website following the conference call.

About O'Reilly Automotive, Inc.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Founded in 1957 by the O'Reilly family, the Company operated 3,809 stores in 39 states as of March 31, 2012.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company's increased debt levels, credit ratings on the Company's public debt, the Company's ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2011, for additional factors that could materially affect the Company's financial performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2012	March 31, 2011	December 31, 2011
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$ 575,196	$ 230,048	$ 361,552
Accounts receivable, net	144,822	128,224	135,149
Amounts receivable from vendors	68,376	68,641	68,604
Inventory	2,004,917	2,001,314	1,985,748
Deferred income taxes	--	10,018	--
Other current assets	37,071	29,166	56,557
Total current assets	2,830,382	2,467,411	2,607,610

Property and equipment, at cost	3,101,720	2,785,032	3,026,996
Less: accumulated depreciation and amortization	975,121	812,612	933,229
Net property and equipment	2,126,599	1,972,420	2,093,767

Notes receivable, less current portion	9,817	16,379	10,889
Goodwill	744,031	743,895	743,907
Other assets, net	43,296	47,981	44,328
Total assets	$ 5,754,125	$ 5,248,086	$ 5,500,501

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 1,469,310	$ 977,627	$ 1,279,294
Self-insurance reserves	56,805	53,852	53,155
Accrued payroll	54,105	45,351	52,465
Accrued benefits and withholdings	36,183	37,502	41,512
Deferred income taxes	3,671	--	1,990
Income taxes payable	37,146	30,870	--
Other current liabilities	143,811	171,564	150,932
Current portion of long-term debt	625	1,208	662
Total current liabilities	1,801,656	1,317,974	1,580,010

Long-term debt, less current portion	796,863	497,641	796,912
Deferred income taxes	92,316	63,083	88,864
Other liabilities	191,443	181,538	189,864

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
125,992,829 as of March 31, 2012,
138,741,655 as of March 31, 2011, and
127,179,792 as of December 31, 2011	1,260	1,387	1,272
Additional paid-in capital	1,127,947	1,138,249	1,110,105
Retained earnings	1,742,640	2,048,214	1,733,474
Total shareholders' equity	2,871,847	3,187,850	2,844,851
Total liabilities and shareholders' equity	$ 5,754,125	$ 5,248,086	$ 5,500,501

Note: The balance sheet at December 31, 2011, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months ended
	March 31,
	2012	2011
Sales	$ 1,529,392	$ 1,382,738
Cost of goods sold, including warehouse and distribution expenses	767,712	712,957
Gross profit	761,680	669,781

Selling, general and administrative expenses	514,179	473,344
Operating income	247,501	196,437

Other income (expense):
Interest expense	(9,131)	(5,237)
Interest income	627	542
Write-off of asset-based revolving credit facility debt issuance costs	--	(21,626)
Termination of interest rate swap agreements	--	(4,237)
Other, net	795	295
Total other (expense)	(7,709)	(30,263)
Income before income taxes	239,792	166,174

Provision for income taxes	92,300	63,700
Net income	$ 147,492	$ 102,474

Earnings per share-basic:
Earnings per share	$ 1.16	$ 0.73
Weighted-average common shares outstanding – basic	126,970	140,579

Earnings per share-assuming dilution:
Earnings per share	$ 1.14	$ 0.72
Weighted-average common shares outstanding – assuming dilution	129,327	142,866

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months ended
	March 31,
	2012	2011
		(Note)
Operating activities:
Net income	$ 147,492	$ 102,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	43,833	38,791
Amortization of debt discount and issuance costs	417	339
Write-off of asset-based revolving credit facility debt issuance costs	--	21,626
Excess tax benefit from stock options exercised	(10,784)	(2,148)
Deferred income taxes	5,132	16,331
Share-based compensation programs	5,224	5,136
Other	1,290	3,058
Changes in operating assets and liabilities:
Accounts receivable	(11,360)	(9,503)
Inventory	(19,169)	22,175
Accounts payable	190,034	81,907
Income taxes payable	74,713	28,191
Other	(12,294)	(14,264)
Net cash provided by operating activities	414,528	294,113

Investing activities:
Purchases of property and equipment	(75,457)	(94,404)
Proceeds from sale of property and equipment	487	252
Payments received on notes receivable	1,071	1,679
Other	--	227
Net cash used in investing activities	(73,899)	(92,246)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	--	42,400
Payments on asset-based revolving credit facility	--	(398,400)
Proceeds from the issuance of long-term debt	--	496,485
Payment of debt issuance costs	--	(7,385)
Principal payments on capital leases	(185)	(409)
Repurchases of common stock	(154,013)	(145,064)
Excess tax benefit from stock options exercised	10,784	2,148
Net proceeds from issuance of common stock	16,429	8,685
Net cash used in financing activities	(126,985)	(1,540)
Net increase in cash and cash equivalents	213,644	200,327
Cash and cash equivalents at beginning of period	361,552	29,721
Cash and cash equivalents at end of period	$ 575,196	$ 230,048

Supplemental disclosures of cash flow information:
Income taxes paid	$ 11,295	$ 17,682
Interest paid, net of capitalized interest	18,447	1,637

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

	For the Twelve Months ended
	March 31,	December 31,	March 31,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2012	2011	2011
GAAP debt	$ 797,488	$ 797,574	$ 498,849
Add: Letters of credit	57,778	59,917	74,365
Discount on senior notes	3,584	3,683	3,441
Rent times six	1,395,570	1,385,382	1,367,334
Non-GAAP adjusted debt	$ 2,254,420	$ 2,246,556	$ 1,943,989

GAAP net income	$ 552,691	$ 507,673	$ 424,371
Former CSK officer clawback, net of tax	(1,741)	(1,741)	--
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--	13,458	13,458
Termination of interest rate swap agreements, net of tax	--	2,637	2,637
Gain on settlement of note receivable, net of tax	--	--	(7,215)
Legacy CSK DOJ investigation charge	--	--	20,900
Non-GAAP adjusted net income	550,950	522,027	454,151
Add: Interest Expense	32,059	28,165	33,631
Taxes, net of impact of former CSK officer clawback, debt issuance costs write off, swap agreements termination and gain on settlement of note receivable	335,643	316,811	278,044
Adjusted EBIT	918,652	867,003	765,826
Add: Depreciation and amortization	170,922	165,880	160,298
Rent expense	232,595	230,897	227,889
Share-based compensation expense	20,667	20,579	17,995
Adjusted EBITDAR	$ 1,342,836	$ 1,284,359	$ 1,172,008
Adjusted debt to adjusted EBITDAR	1.68	1.75	1.66

	March 31,
	2012	2011
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.4
Inventory turnover, net of payables (2)	4.0	2.6
Average inventory per store (in thousands) (3)	$ 526	$ 554
Accounts payable to inventory (4)	73.3%	48.8%
Debt-to-capital (5)	21.7%	13.5%
Return on equity (6)	18.8%	14.6%
Return on assets (7)	10.0%	9.0%

For the Three Months ended
March 31,
	2012	2011
Selected Financial Information (in thousands):
Capital expenditures	$ 75,457	$ 94,404
Free cash flow (8)	$ 339,071	$ 199,709
Depreciation and amortization	$ 43,833	$ 38,791
Interest expense	$ 9,131	$ 5,237
Lease and rental expense	$ 58,859	$ 57,161

Store and Team Member Information:

	For the Three Months ended		For the Twelve Months ended
	March 31,		March 31,
	2012	2011	2012	2011
Beginning store count	3,740	3,570	3,613	3,469
New stores opened	73	55	201	162
Stores closed	(4)	(12)	(5)	(18)
Ending store count	3,809	3,613	3,809	3,613

	For the Three Months ended		For the Twelve Months ended
	March 31,		March 31,
	2012	2011	2012	2011
Team members	51,723	47,480	51,723	47,480
Square footage (in thousands)	27,055	25,627	27,055	25,627
Sales per weighted-average store (in thousands) (9)	$ 400	$ 381	$ 1,585	$ 1,540
Sales per weighted-average square foot (10)	$ 56.37	$ 53.68	$ 223.36	$ 217.30

(1) Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2) Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.
(3) Calculated as inventory divided by store count at the end of the reported period.
(4) Calculated as accounts payable divided by inventory.
(5) Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and shareholders' equity.
(6) Calculated as the last 12 months adjusted net income, adjusted to exclude the impact of the previously disclosed benefit related to the former CSK officer clawback in the amount of $3 million ($2 million, net of tax), charges to write-off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax), termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax), nonrecurring, non-operating gain related to the settlement of a CSK note receivable in the amount of $12 million ($7 million, net of tax) and charges related to the CSK DOJ investigation in the amount of $21 million, divided by average shareholders' equity. Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the denominator.
(7) Calculated as the last 12 months adjusted net income, adjusted for the items discussed in footnote (6), divided by average total assets. Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.
(8) Calculated as net cash flows provided by operating activities less capital expenditures for the period.
(9) Calculated as total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.
(10) Calculated as total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)
	For the Three Months ended
	March 31,
(In thousands, except per share data)	2012		2011
GAAP net income	$ 147,492	9.6%	$ 102,474	7.4%
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--	-- %	13,337	1.0%
Termination of interest rate swap agreements, net of tax	--	-- %	2,613	0.2%
Non-GAAP adjusted net income	$ 147,492	9.6%	$ 118,424	8.6%

GAAP diluted earnings per share	$ 1.14		$ 0.72
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--		0.09
Termination of interest rate swap agreements, net of tax	--		0.02
Non-GAAP adjusted diluted earnings per share	$ 1.14		$ 0.83
Weighted-average common shares outstanding – assuming dilution	129,327		142,866
CONTACT: Investor & Media Contact
         Mark Merz (417) 829-5878